Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO REPORTS FISCAL 2007 FOURTH QUARTER AND FULL

YEAR FINANCIAL RESULTS

Company Profitable for Fiscal 2007 Fourth Quarter and Full Year

Company Provides Fiscal 2008 Business Outlook

LAKE FOREST, Calif., April 30, 2007 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices, and a provider of wireless test solutions and wireless emergency call box systems, today announced financial results for the fourth quarter and full fiscal year ended January 31, 2007.

Revenue for the fourth quarter of fiscal 2007 was $12.8 million, down 10% compared with $14.2 million reported for the fourth quarter of fiscal 2006. Revenue for fiscal 2007 was $47.8 million, up 2% compared with $46.9 million reported for fiscal 2006.

Net income for the fourth quarter of fiscal 2007 was $2.8 million or $0.38 per share compared with net income of $6.9 million or $0.93 per share for the fourth quarter of fiscal 2006. Net income for fiscal 2007 was $1.8 million or $0.24 per share, on a fully diluted basis, compared with net income of $6.3 million or $0.85 per share, on a fully diluted basis, for fiscal 2006.

During the fourth quarter of fiscal 2006, Comarco sold its 18% ownership interest in SwissQual, the Company’s European reseller of its wireless test solutions (“WTS”) Seven.Five product platform, for total consideration of up to $12.2 million. During the fourth quarter of fiscal 2006, Comarco recorded a gain on sale totaling $5.9 million, net of tax, or $0.80 per share. During the fourth quarter of fiscal 2007, Comarco received contingent consideration totaling $1.6 million based on certain performance requirements and recorded a gain on sale totaling $1.3 million, net of tax, or $0.18 per share. Comarco also expects to receive up to an additional $1.6 million of any escrowed consideration within the next 12 months upon satisfaction of certain requirements. Excluding these gains, net income for the fourth quarter of fiscal 2007 and 2006 was $1.5 million or $0.20 per share and $0.9 million or $0.13 per share, respectively.

“Fiscal 2007 was a challenging year for Comarco as we undertook several key initiatives across two of our three business lines to grow revenue and improve future profitability,” said Tom Franza, President and Chief Executive Officer of Comarco. “Our WTS business was affected by the wind-down of our partnership with SwissQual and the start-up of our new development and marketing alliance with Ascom AG. On the positive side, we were pleased that the sale of our ownership in SwissQual generated significant compensation for our Company, a portion of which we were able to return to our investors in the form of a special dividend paid out last week. The alliance with Ascom is going well and we anticipate that we will be able to introduce our next-generation WTS products in the second half of this fiscal year.”

“For fiscal 2007, our ChargeSource business relied primarily on sales into the retail channel through our exclusive retail channel distributor,” Mr. Franza continued. “During fiscal 2008, we expect to expand our retail distribution capabilities to include multiple non-exclusive distributors. In addition,

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

there are several other product developments underway that will allow us to meet the demand for OEM-branded accessories and OEM “in-the-box” power adapters.”

“As we look forward into fiscal 2008, there are a number of critical milestones that we are working hard to meet that relate to new customers, new product introductions, and new partners. We believe our financial results will continue to be affected by our transition efforts through most of the year, however, we are tremendously excited about the opportunities just in front of Comarco. If we are successful, we believe that we will see significant improvements in both revenue growth and profits in fiscal 2009,” Mr. Franza concluded.

ChargeSource revenue for the fourth quarter of fiscal 2007 was $3.8 million, down 20% compared with $4.7 million reported for the fourth quarter of fiscal 2006. ChargeSource revenue was $16.7 million in fiscal 2007, up 36% compared with $12.3 million reported for fiscal 2006.

WTS revenue was $5.2 million in the fourth quarter of fiscal 2007, down 29% compared with $7.4 million reported for the fourth quarter of fiscal 2006. WTS revenue was $15.3 million in fiscal 2007, down 38% compared with $24.5 million reported for fiscal 2006.

Callbox revenue was $3.8 million for the fourth quarter of fiscal 2007, up 80% compared with $2.1 million reported for the fourth quarter of fiscal 2006. Call box revenue was $15.7 million, up 57% compared with $10.0 million reported for fiscal 2006.

Business Outlook

Fiscal 2008 is expected to be a year of transition. The Company will continue to transition the retail distribution of its ChargeSource products to multiple distribution partners under non-exclusive distribution agreements. Shipments to Kensington under a recently executed non-exclusive distribution agreement are expected to commence during the second half of fiscal 2008. The Company is currently negotiating additional non-exclusive retail channel arrangements with other distributors and brands. Also, the Company is currently developing two products specifically for a leading OEM of notebook computers to be branded and marketed by the OEM as an option in conjunction with the sale of notebook computers. If successful, the Company expects to go into volume production during the second half of fiscal 2008.

The Company’s ChargeSource business is also responding to interest from the leading OEMs for a small form factor power adapter to be sold “in-the-box” with notebook computers. It is difficult to predict the timing and amount of any revenue attributable to this “in-the-box” initiative. However, the Company is in negotiations with tier-one electronics contract manufacturers to enable the Company to execute on these highly price-competitive high volume opportunities.

During fiscal 2007, demand for the Company’s WTS products decreased compared to the prior fiscal year driven by widespread industry consolidation, delays in purchasing decisions by customers, primarily wireless carriers, and increased competition and price pressure. It is difficult to predict when these negative trends will abate or improve. While it may take several quarters for market demand to recover, the Company continues to develop the next-generation 3G and 4G wireless network optimization and Quality of Service (“QoS”) systems through an alliance with Ascom AG, a leading Swiss company with the largest installed base of wireless QoS systems in the world. These new products are expected to be available for sale during the second half of fiscal 2008. Currently, WTS revenue for fiscal 2008 is expected to be less than WTS revenue for fiscal 2007.

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

During fiscal 2008, the Company’s call box business is expected to substantially complete the digital and text-telephony (“TTY”) upgrade contracts awarded in the prior fiscal years. As a significant portion of the installed base was upgraded during fiscal 2007, the Company expects call box revenue for fiscal 2008 to decrease compared to fiscal 2007. During fiscal 2007, the amount and timing of call box upgrade revenue was impacted by customer delays. Upgrade contracts expected to be completed during fiscal 2008 could also be subject to customer delays.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2007.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

Comarco will host a conference call to discuss the financial results for the fiscal fourth quarter and full year ended January 31, 2007, current corporate developments and its outlook for fiscal 2008 at 11 a.m. Pacific Time on April 30, 2007. Dial (800) 366-7449 domestically or (303) 262-2141 internationally to listen to the call. A live Webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 405-2236 for domestic callers or (303) 590-3000 for international callers, both using passcode 11089003#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. Comarco is also a provider of wireless test solutions and wireless emergency

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

call box systems. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jenifer Kirtland
President and CEO	Vice President and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

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25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended January 31, (Unaudited)		Year Ended January 31, (A)
	2007	2006	2007	2006
Revenues	$12,846	$14,208	$47,776	$46,878
Cost of revenues:
Cost of goods sold	6,708	8,483	28,495	27,964
Software development amortization	139	473	1,119	1,948

	6,847	8,956	29,614	29,912
Gross profit	5,999	5,252	18,162	16,966
Selling, general and administrative costs	2,656	2,694	10,674	9,490
Engineering and support costs	2,097	2,060	7,989	7,682

Operating income (loss)	1,246	498	(501)	(206)
Other income	245	149	941	345
Gain on sale of investment in SwissQual and intangible asset	1,626	6,438	1,687	6,438
Minority interest	—	—	—	—

Income before income taxes	3,117	7,085	2,127	6,577
Income tax expense	357	170	350	201

Income from continuing operations	2,760	6,915	1,777	6,376
Loss from discontinued operations	—	—	—	(45)

Net income	$2,760	$6,915	$1,777	$6,331

Basic and diluted loss per share:
Income from continuing operations	$0.38	$0.93	$0.24	$0.86
Loss from discontinued operations	—	—	—	(0.01)

Net income	$0.38	$0.93	$0.24	$0.85

Weighted average common shares outstanding:
Basic	7,378	7,422	7,394	7,422

Diluted	7,403	7,462	7,423	7,437

Common shares outstanding	7,372	7,423	7,372	7,423

(A)	Derived from the audited consolidated financial statements.

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	January 31, 2007 (A)	January 31, 2006 (A)
Current Assets:
Cash and cash equivalents	$26,360	$26,017
Short-term investments	897	1,166
Accounts receivable, net	10,942	9,285
Accounts receivable subject to litigation, net	—	500
Inventory	5,452	8,749
Other current assets	427	423

Total current assets	44,078	46,140
Property and equipment, net	3,331	1,595
Software development costs, net	243	1,361
Intangible assets, net	820	1,257
Goodwill, net	2,394	2,394
Restricted cash	500	—
Other assets	47	58

	$51,413	$52,805

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$718	$727
Deferred revenue	2,586	3,676
Deferred compensation	897	1,166
Accrued liabilities	6,259	9,324

Total current liabilities	10,460	14,893
Deferred income taxes	59	—
Deferred rent	767	—
Deferred revenue	2,138	1,804

	13,424	16,697
Stockholders’ equity	37,989	36,108

	$51,413	$52,805

(A)	Derived from the audited consolidated financial statements.

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415